Exhibit 99.1

World’s Greatest eBook and Audiobook Reward Collection
Now Redeemable by Viggle Users

460,000 eBooks and 65,000 Audiobooks Join Movies, TV Shows and Tunes - Making Watching TV More Rewarding than Ever

NEW YORK - January 15, 2015 -Starting this week, Viggle users (NASDAQ:VGGL) can redeem their accrued points from an expansive ebook and audiobook collection consisting of almost 460,000 ebooks and 65,000 audiobooks. Whether members are into fiction or nonfiction, art, biography, business, mysteries, religion, travel or sci-fi-or any other genre-the Viggle library has something for everyone. Most of the major U.S. publishers are represented in the collection. The books are downloadable for reading and listening pleasure on smartphones or tablets. With major new releases anticipated weekly, the collection of titles will grow.

This addition of audio and ebooks expands the already extensive collection of redeemable movie, television and music options that are available to members of the Viggle entertainment marketing platform that rewards users for watching TV and movies, listening to music, and watching videos. Viggle members will now be able to use their points on viggle.com to download their favorite audiobooks and ebooks. Best-sellers and classics are also available. Since its launch, Viggle members have redeemed over $20 million from a vast selection of rewards for watching their favorite TV programs and listening to music.

“Viggle point redemptions are increasing as our members recognize that ‘viggling’ while watching TV and listening to music makes this time a valuable experience in a whole new way. Our digital entertainment redemptions are up more than 250% since we launched movies and TV shows as reward options last quarter,” says Greg Consiglio, president and COO of Viggle. Based on market consensus numbers from Digital eBook World, in 2013, the eBook marketplace brought in $1.3 billion in revenue and ebooks accounted for 27% of all adult trade sales. “Certainly, we expect Viggle members to embrace the opportunity to redeem their earned points for ebooks and audiobooks and that this new option will grow as it is welcomed.”

It is estimated that in an average U.S. home a television is on 6 hours, 47 minutes per day, which totals approximately 250 billion hours of annual television watching (California State University, Northridge). Considering this fact, the free Viggle app offers its users amazing value and opportunity. Consumers can now watch TV - just like they are already doing all week, yet have that habit “pay off” as they redeem a book or movie download on Viggle. Without a Viggle membership those extra fun books, movies and music downloads would be a household expense.

About Viggle Inc.

Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. Viggle Platform had total reach of 28.5 million in November 2014, including over 7.7 million Viggle registered users. Since its launch, Viggle members have redeemed over $20 million in rewards for watching their favorite TV programs and listening to music. Members can use Viggle’s store, accessible through the Viggle app or on Viggle.com, to redeem their Viggle Points for TV show, movie, and music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; NextGuide, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

Exhibit 99.1

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact:
Investors:
IRTH Communications
Robert Haag, 866-976-4784
VGGL@irthcommunications.com

Investor Relations:
Viggle Inc.
John C. Small, CFO, 646-738-3220
john@viggle.com

Media:
Dian Griesel International
Laura Radocaj, 212-825-3210
lradocaj@dgicomm.com